As filed with the Securities and Exchange Commission on May 25, 2005

Registration No. 333-124737

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2 TO FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GSI COMMERCE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	04-2958132
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

GSI Commerce, Inc.

935 First Avenue

King of Prussia, PA 19406

(610) 265-3229

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Arthur H. Miller

Executive Vice President and General Counsel

GSI Commerce, Inc.

935 First Avenue

King of Prussia, PA 19406

Telephone: (610) 265-3229

Facsimile: (610) 265-1730

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Francis E. Dehel, Esquire Melissa Palat Murawsky, Esquire Blank Rome LLP One Logan Square Philadelphia, PA 19103 Telephone: (215) 569-5500 Facsimile: (215) 832-5532	Andrew J. Pitts, Esquire Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019 Telephone: (212) 474-1000 Facsimile: (212) 474-3700

As soon as practicable after the effective date of the Registration Statement.

(Approximate Date of Commencement of Proposed Sale to the Public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The estimated expenses in connection with the issuance and distribution of the Securities covered by this Registration Statement, are as follows:

Securities and Exchange Commission registration fee (actual)	$12,834
Printing fees and expenses	100,000
Legal fees and expenses	300,000
Accounting fees and expenses	100,000
NASD fees	12,288
Nasdaq National Market listing fees	42,000
Trustees’ and transfer agents’ fees and miscellaneous expenses	32,878

Total	$600,000

The selling stockholders are not bearing any of the above expenses of this offering.

Item 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director:

(1) for any breach of the director’s duty of loyalty to the corporation or its stockholders,

(2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(3) under Section 174 (relating to liability for unauthorized acquisitions or repurchases of, or dividends on, capital stock) of the Delaware General Corporation Law, or

(4) for any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, GSI Commerce, Inc.’s amended and restated certificate of incorporation, as amended, eliminates the personal liability of our directors to us and our stockholders, in certain circumstances, for monetary damages arising from a breach of the director’s fiduciary duty. GSI Commerce, Inc.’s bylaws also provide for indemnification to the fullest extent permitted by the Delaware General Corporation Law.

In addition, GSI Commerce, Inc. has entered into indemnification agreements with certain of its directors and officers, the form of which was approved by its stockholders. The indemnification agreements, among other things:

•	confirm the present indemnity provided by GSI Commerce, Inc.’s bylaws and provide that this indemnity will continue despite future changes in its bylaws, as the indemnification agreements will be its contractual obligations, unlike its bylaws which may be amended by its stockholders or its board;

•	provide further indemnification to the fullest possible extent permitted by law against all expenses (including attorneys’ fees), judgments, fines and settlement amounts paid or incurred by a director or officer in any action or proceeding, including any action by GSI Commerce, Inc. or in its own right, on account of service as its director, officer, employee, attorney or agent or any of its subsidiaries or any other company or enterprise at its request;

•	cover all actions and proceedings, even if they arise from acts or omissions by a director or officer occurring before the execution of the agreements;

•	continue in force so long as the individual continues to serve in such capacity on GSI Commerce, Inc.’s behalf and cover liabilities related to his activities in any such capacity regardless of future changes to its corporate documents;

•	provide for payment of expenses in advance of a final disposition of the action or suit, regardless of the recipient’s ability to make repayments, and all advances will be unsecured and interest-free;

•	provide protection during the determination process in the event there is a change of control of GSI Commerce, Inc. or its board and grant its directors and officers rights to appeal a denial of indemnification to a court of competent jurisdiction; and

•	except as discussed below with respect to violations of Section 16(b) of the Securities Exchange Act of 1934 and expenses or liabilities which are covered by insurance, provide that directors or officers who rely on GSI Commerce, Inc.’s records or upon information supplied by its officers, legal counsel, outside accountants or appraisers are deemed to have acted in a manner which would entitle its directors or officers to indemnification under the indemnification agreements.

However, a director or officer is not be entitled to indemnification under these agreements unless that director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to GSI Commerce, Inc.’s best interests. In addition, no indemnification will be provided in respect of any suit in which judgment is rendered against a director or officer for an accounting of profits from a purchase or sale of our securities in violation of Section 16(b) of the Exchange Act, or of any successor statute, or for expenses or liabilities which have been paid directly to a director or officer by an insurance carrier under a policy of directors’ and officers’ liability insurance.

GSI Commerce, Inc. has obtained directors’ and officers’ liability insurance which covers certain liabilities, including liabilities to GSI Commerce, Inc. and its stockholders, in the amount of $10.0 million.

Sections 9 and 8 of the Common Stock Underwriting Agreement and the Convertible Subordinated Note Underwriting Agreement, respectively, provide for indemnification and contribution by GSI Commerce, Inc. and the underwriters for certain liabilities under the respective Underwriting Agreements.

Item 16. Exhibits.

Exhibit No.	Description

1.1*	Form of Common Stock Underwriting Agreement

1.2*	Form of Convertible Note Underwriting Agreement

4.1	Form of Investor Warrant (filed with GSI Commerce, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 29, 2001 and incorporated herein by reference)

4.2	Form of Partner Warrant (filed with GSI Commerce, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 29, 2001 and incorporated herein by reference)

4.3

Warrant to Purchase 200,000 Shares of Common Stock dated January 30, 2002 (filed with GSI Commerce, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 29, 2001 and incorporated herein by reference)

4.4	Specimen Common Stock Certificate (filed with GSI Commerce, Inc.’s Quarterly Report on Form 10-Q for the Quarter ended June 29, 2002 and incorporated herein by reference)

4.5

Registration Rights Agreement, dated July 31, 1995, by and between Global Sports, Inc. and MR Acquisitions, Inc. (filed with GSI Commerce, Inc.’s Current Report on Form 8-K filed on July 31, 1995 and incorporated herein by reference)

4.6

Second Amended and Restated Registration Rights Agreement, dated as of September 13, 2000, by and between Global Sports, Inc., Interactive Technology Holdings, LLC, SOFTBANK Capital Advisors Fund LP and TMCT Ventures, L.P. (filed with GSI Commerce, Inc.’s Current Report on Form 8-K filed on September 13, 2000 and incorporated herein by reference)

4.7

Second Amendment to Second Amended and Restated Registration Rights Agreement, dated as of July 20, 2001, among Global Sports, Inc., SOFTBANK Capital Partners LP, SOFTBANK Capital Advisors Fund LP, Rustic Canyon Ventures, LP (f/k/a TMCT Ventures, LP) and Interactive Technology Holdings, LLC (filed with GSI Commerce, Inc.’s Current Report on Form 8-K filed on August 27, 2001 and incorporated herein by reference)

4.8

Third Amendment to Second Amended and Restated Registration Rights Agreement, dated as of July 25, 2003, among Global Sports, Inc. (n/k/a GSI Commerce, Inc.), SOFTBANK Capital Partners LP, SOFTBANK Capital Advisors Fund LP, Rustic Canyon Ventures, LP (f/k/a TMCT Ventures, LP) and Interactive Technology Holdings, Inc. (filed with GSI Commerce, Inc.’s Current Report on Form 8-K on July 29, 2003 and incorporated herein by reference)

4.9

Fourth Amendment to Second Amended and Restated Registration Rights Agreement, dated as of June 26, 2004, among Global Sports, Inc. (n/k/a GSI Commerce, Inc.), SOFTBANK Capital Partners LP, SOFTBANK Capital Advisors Fund LP, Rustic Canyon Ventures, LP (f/k/a TMCT Ventures, LP) and Interactive Technology Holdings, Inc. (filed with GSI Commerce, Inc.’s Annual Report on Form 10-K for the year ended January 1, 2005 and incorporated herein by reference)

4.10*	Form of Indenture by and between GSI Commerce, Inc. and JPMorgan Chase Bank, NA

4.11*	Form of Convertible Note due 2025 (included in Exhibit 4.10)

5.1*	Opinion of Blank Rome LLP

5.2*	Opinion of Blank Rome LLP

12.1**	Statement of Ratio of Earnings to Fixed Charges

23.1**	Consent of Deloitte & Touche LLP

23.2*	Consent of Blank Rome LLP (included in Exhibits 5.1 and 5.2)

24.1**	Power of Attorney (included on the signature page to this registration statement)

25.1*	Form T-1 Statement of Eligibility of Trustee for Indenture under the Trust Indenture Act of 1939

*	Filed herewith.
**	Previously filed.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (the “Act”) in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, GSI Commerce, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in King of Prussia, Pennsylvania on May 24, 2005.

GSI COMMERCE, INC.

By:	/s/ MICHAEL G. RUBIN
Michael G. Rubin Chairman, Co-President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title(s)	Date

/s/ MICHAEL G. RUBIN Michael G. Rubin	Chairman, Co-President and Chief Executive Officer (principal executive officer)	May 24, 2005

/s/ JORDAN M. COPLAND Jordan M. Copland	Executive Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	May 24, 2005

* Kenneth J. Adelberg	Director	May 24, 2005

* M. Jeffrey Branman	Director	May 24, 2005

* Ronald D. Fisher	Director	May 24, 2005

* Harvey Lamm	Director	May 24, 2005

* Mark S. Menell	Director	May 24, 2005

* Michael S. Perlis	Director	May 24, 2005

* Jeffrey F. Rayport	Director	May 24, 2005

By:	/s/ MICHAEL G. RUBIN
Michael G. Rubin Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

1.1*	Form of Common Stock Underwriting Agreement

1.2*	Form of Convertible Note Underwriting Agreement

4.1	Form of Investor Warrant (filed with GSI Commerce, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 29, 2001 and incorporated herein by reference)

4.2	Form of Partner Warrant (filed with GSI Commerce, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 29, 2001 and incorporated herein by reference)

4.3	Warrant to Purchase 200,000 Shares of Common Stock dated January 30, 2002 (filed with GSI Commerce, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 29, 2001 and incorporated herein by reference)

4.4	Specimen Common Stock Certificate (filed with GSI Commerce, Inc.’s Quarterly Report on Form 10-Q for the Quarter ended June 29, 2002 and incorporated herein by reference)

4.5	Registration Rights Agreement, dated July 31, 1995, by and between Global Sports, Inc. and MR Acquisitions, Inc. (filed with GSI Commerce, Inc.’s Current Report on Form 8-K filed on July 31, 1995 and incorporated herein by reference)

4.6	Second Amended and Restated Registration Rights Agreement, dated as of September 13, 2000, by and between Global Sports, Inc., Interactive Technology Holdings, LLC, SOFTBANK Capital Advisors Fund LP and TMCT Ventures, L.P. (filed with GSI Commerce, Inc.’s Current Report on Form 8-K filed on September 13, 2000 and incorporated herein by reference)

4.7	Second Amendment to Second Amended and Restated Registration Rights Agreement, dated as of July 20, 2001, among Global Sports, Inc., SOFTBANK Capital Partners LP, SOFTBANK Capital Advisors Fund LP, Rustic Canyon Ventures, LP (f/k/a TMCT Ventures, LP) and Interactive Technology Holdings, LLC (filed with GSI Commerce, Inc.’s Current Report on Form 8-K filed on August 27, 2001 and incorporated herein by reference)

4.8	Third Amendment to Second Amended and Restated Registration Rights Agreement, dated as of July 25, 2003, among Global Sports, Inc. (n/k/a GSI Commerce, Inc.), SOFTBANK Capital Partners LP, SOFTBANK Capital Advisors Fund LP, Rustic Canyon Ventures, LP (f/k/a TMCT Ventures, LP) and Interactive Technology Holdings, Inc. (filed with GSI Commerce, Inc.’s Current Report on Form 8-K on July 29, 2003 and incorporated herein by reference)

4.9	Fourth Amendment to Second Amended and Restated Registration Rights Agreement, dated as of June 24, 2004, among Global Sports, Inc. (n/k/a GSI Commerce, Inc.), SOFTBANK Capital Partners LP, SOFTBANK Capital Advisors Fund LP, Rustic Canyon Ventures, LP (f/k/a TMCT Ventures, LP) and Interactive Technology Holdings, Inc. (filed with GSI Commerce, Inc.’s Annual Report on Form 10-K for the year ended January 1, 2005 and incorporated herein by reference)

4.10*	Form of Indenture by and between GSI Commerce, Inc. and JPMorgan Chase Bank, NA

4.11*	Form of Convertible Note due 2025 (included in Exhibit 4.10)

5.1*	Opinion of Blank Rome LLP

5.2*	Opinion of Blank Rome LLP

12.1**	Statement of Ratio of Earnings to Fixed Charges

23.1**	Consent of Deloitte & Touche LLP

23.2*	Consent of Blank Rome LLP (included in Exhibits 5.1 and 5.2)

24.1**	Power of Attorney (included on the signature page to this registration statement)

25.1*	Form T-1 Statement of Eligibility of Trustee for Indenture under the Trust Indenture Act of 1939

*	Filed herewith.
**	Previously filed.